Farber Hass Hurley LLP

Certified Public Accountants

9301 Oakdale Avenue, Suite 230
Chatsworth, CA 91311
www.fhhcpas.com

Telephone: (818) 895-1943
Facsimile: (818) 727-7700

January 6, 2020

Solei Systems, Inc.
Josh Flood
107 South West Street, Suite 557
Alexandria, Virginia 22341

Effective January 6, 2020, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We wish to remind you that you have an unpaid invoice totaling $10,000. We expect payment in full on this invoice immediately. If you are not in a position to make immediate payment, please call us so that we may discuss an extended payment arrangement. We will cooperate with your new accountants. To facilitate that process, please send us a letter authorizing us to make disclosures to your new accountants. Without such a letter, we are ethically prohibited from communicating with others regarding your company's affairs.

We look forward to helping you make a smooth transition with your new accountants.

Very truly yours,

Farber Hass Hurley LLP

Farber Hass Hurley LLP